Exhibit (h)(9)(i)

April 1, 2015

ProFunds

7501 Wisconsin Avenue, Suite 1000E

Bethesda, Maryland 20814

Access One Trust

7501 Wisconsin Avenue, Suite 1000E

Bethesda, Maryland 20814

ProFunds Distributors, Inc.

7501 Wisconsin Avenue, Suite 1000E

Bethesda, Maryland 20814

RE:	Consent to Assignment of Transfer Agency Agreement

1. Background. Reference is made to the Transfer Agency Agreement dated as of January 1, 2007 (as amended, modified or supplemented to date, the “Transfer Agency Agreement”) by and among ProFunds, Access One Trust, ProFunds Distributors, Inc. (the “Clients”), and Citi Fund Services Ohio, Inc. (formerly known as BISYS Fund Services Ohio, Inc.) (“Citi” and, with Clients, the “Parties”). Ancillary to the Transfer Agency Agreement, the Parties have entered into agreements related to the provision by Citi to the Clients and their affiliates of account access or other services/applications (the “Ancillary Agreements” and with the Transfer Agency Agreement, the “Agreements”). Copies of the Agreements, including all applicable amendments, modifications and supplements, are attached hereto as Exhibit A.

2. Citi Transaction with SunGard. As we have discussed, affiliates of Citi, SunGard Investment Systems LLC (“SunGard”) and SunGard Investor Services LLC (“SIS”), an affiliate of SunGard, intend to effect a transaction (the “Transaction”) pursuant to a Transfer Agreement, dated as of December 19, 2014 (the “Transfer Agreement”) entered into by and between an affiliate of Citi and SunGard. Under the terms of the Transfer Agreement, Citi and certain of its affiliates will assign and transfer to SIS certain assets and liabilities related to Citi’s U.S. transfer agency business, including rights under the Agreements and liabilities and obligations under the Agreements arising after the consummation of the Transaction (other than those relating to acts or omissions of Citi or its affiliates prior to such time), and SIS will agree to accept and assume such rights, liabilities and obligations, including those under the Agreements.

3. Citi Request for Consent to Assignment. By means of this letter, Citi requests that the Clients: (i) provide their consent (effective as of the consummation of the Transaction) to Citi’s assignment of the Agreements to SIS, (ii) agree that the assignment and the Transaction shall not constitute a breach of the Agreements, and (iii) waives any right to terminate the Agreements as a consequence of the assignment thereof and the Transaction (collectively, the “Consent to Assignment”).

4. Amendment to Reflect Inclusion of Blue Sky Services. In connection with and subject to the consummation of the Transaction, effective as of the consummation of the Transaction (i) the Transfer Agency Agreement shall be amended to add to the Transfer Agency Agreement as services required to be provided by the SIS those blue sky services described in Exhibit B hereto (the “Blue Sky Services”), and (ii) notwithstanding the terms of any other agreement or course of dealing (“Other Understandings”) between or among Citi and any Citi affiliate and the Clients or any affiliate of Clients Citi shall not be obliged, under any Other Understanding, to provide such Blue Sky Services or any ancillary services to the Clients. The foregoing shall not result in any changes to any fees payable by Client or any of its affiliates under either the Agreements or the Other Understandings.

5. Other Amendments to the Transfer Agency Agreement. The following amendments shall be effective as of the consummation of the Transaction:

(a) All references in the Agreement to “BISYS Fund Services Ohio, Inc.” and “BISYS” shall mean “SunGard Investor Services LLC” and “SIS”, respectively (except for such references contained in the “Whereas” clauses of the background section of the Agreement).

(b) All references in Sections 2 and 4 of the Agreement to “BFI” shall mean “CFI or the properly appointed successor custodian”.

(c) A new Section 1(c)(vii) is added to the Agreement as follows:

“Notwithstanding anything in the Agreement to the contrary: (A) Citi Fund Services, Inc. (formerly known as BISYS Fund Services, Inc.) (“CFI”) shall act as a passive non-bank custodian for any Traditional IRA, Roth IRA, Coverdell Education Savings, 403(b)(7) and SIMPLE IRA accounts offered by a Client (collectively, “IRA Accounts”) until the effective date of its resignation whereupon the properly appointed successor custodian shall act as the passive custodian for any IRA Accounts offered by a Client and (B) SIS will provide the services listed in Schedule B-1 with respect to such IRA Accounts, whether or not CFI serves as the non-bank custodian.”

(d) The first sentence of Section 4 of the Agreement is deleted and replaced with the following:

“This Agreement shall become effective as of January 1, 2007 (the “Effective Date”) and shall continue in effect, unless earlier terminated as provided hereunder, until April 1, 2018 (the “Initial Term”). After the Initial Term, either party may terminate the Agreement upon six (6) months’ advance written notice to the other party, specifying therein a specific termination date at least six (6) months subsequent to the date such written notice of termination is given.”

(e) In the fourth paragraph of Section 4 of the Agreement, the parenthetical “(i.e., sufficient notice of termination meaning a notice of termination specifying a termination date at least six (6) months subsequent to the date notice is given)” is deleted and replaced with the following:

“(i.e., sufficient notice of termination meaning a notice of termination given after the Initial Term specifying a termination date at least six (6) months subsequent to the date notice is given)”

(f) The second paragraph of Section 8 of the Agreement is hereby deleted and replaced with the following:

“SIS shall indemnify, defend, and hold the Trust, and its employees, directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from SIS’s or, provided that the IRA custodian and the Trusts’ transfer agent under this Agreement, not including any sub-transfer agent, are affiliated, CFI’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder, including the Schedules and Exhibits hereto.”

(g) The first paragraph of “Additional Services Related to IRA Accounts” of Schedule B-1 of the Transfer Agency Agreement is deleted and replaced with the following:

“CFI, or any properly appointed successor, shall act as the IRA Custodian for the Fund’s IRA Accounts, and SIS will perform the additional recordkeeping and administrative functions listed below with respect to those IRA accounts (in addition to any applicable services already set forth in the Agreement).”

(h) Schedule C of the Transfer Agency Agreement is deleted and replaced with the attached Schedule C.

6. Consents to Assignment and Amendment; Confidentiality. Client hereby provides its Consent to Assignment, on its own behalf and on behalf of any funds or other affiliates named in the Agreements. With respect to the Blue Sky Services, Client also agrees, on its behalf and as authorized agent for any affiliates to whom Citi is obliged to provide Blue Sky Services under Other Understandings, and subject to and effective immediately upon the consummation of the Transaction, to the provisions of Section 4 above, including the amendment of the Transfer Agency Agreement to add Blue Sky Services and the deletion from the Other Understandings of any obligation on Citi to provide Blue Sky Services. Each Party agrees to keep confidential the existence and contents of this letter, including without limitation, the existence of, and all details relating to, the Transaction, including the Transfer Agreement and the transactions contemplated thereby (until and unless the Transaction is made public or unless and until such Party is obliged under applicable law to disclose the Transaction or any details thereof); provided, however, that Citi may share the existence and contents of this letter with SIS.

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Please sign this letter in the space provided below to indicate your agreement with the terms hereof and return a fully executed copy to me; if you have any questions, you may contact me at (212) 723-2174 or at irimga.mckay@citi.com.

Sincerely,

Citi Fund Services Ohio, Inc.

By:	/s/ Jay Martin
Name:	Jay Martin
Title:	President
Date:	March 27, 2015

Acknowledged and Accepted:

ProFunds		Access One Trust

By:	/s/ Todd B. Johnson	By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson	Name:	Todd B. Johnson
Title:	President	Title:	President
Date:	March 19, 2015	Date:	March 19, 2015

ProFunds Distributors, Inc.

By:	/s/ Donald Roberson
Name:	Donald Roberson
Title:	President
Date:	March 19, 2015

Exhibit A to Consent

[Redacted]

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Exhibit B to Consent1

Blue Sky Services

Blue Sky

(a) Register the Trust and its shares with appropriate state blue sky authorities.

(b) Respond to state comments during the registration process.

(c) Obtain all sales permits required by relevant state authorities.

(d) Amend and renew sales permits as required.

(e) Monitor the sales of Shares in individual states on a daily basis and report required sales to appropriate states.

(f) File all registration statements, prospectuses and other Fund reports and documents as required by state law.

(g) Maintain Fund blue sky calendars.

(h) Respond to all blue sky audit and examination issues.

(i) File all renewal registrations for existing Funds.

(j) Conduct blue sky fee analysis, upon request.

(k) Monitor blue sky regulations for registration exemptions that may be available for sales to existing shareholders, and use reasonable efforts to avail the Trust of such exemptions.

(l) Based on mutually agreed upon procedures, monitor for registration exemptions that may be available for sales to corporate and institutional investors, coordinate with and obtain information from the Advisor or the Trust pertaining to attributes of specific investors as may bear upon or relate to qualification for such exemptions, and based upon such information, use reasonable efforts to avail the Trust of such exemptions.

[1]	Capitalized terms not defined herein shall have the meaning set forth in the Other Understandings.

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SCHEDULE C

TRANSFER AGENT FEES

In consideration of the services rendered pursuant to this Agreement, SIS shall be paid the following fees by the Trusts on the first business day of each month, or at such other time(s) as the parties hereto shall agree.

BASE FEES:

The Trusts pay an annual base fee of seven hundred fifty thousand dollars ($750,000)

Additional Per Fund Fee for all VP Funds:

$10,000 per annum

PER ACCOUNT FEE:

In addition, the following per-account fees shall apply:

For these purposes, the following categories constitute an open account on the SIS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

ACCOUNT TYPE	FEE PER ACCOUNT

OPEN RETAIL ACCOUNT	$21.50
OPEN INSTITUTIONAL ACCOUNT	$21.50
OPEN NETWORKED LEVEL III ACCOUNT	$10.00
CLOSED ACCOUNT	$1.00

ADDITIONAL TELEPHONE SERVICING FEE:

Per phone call over the first 4,500 in a calendar quarter: $4.50 per call

SYSTEM DEVELOPMENT/AD-HOC REPORTING FEES

Billed at mutually agreed rates.

OUT OF POCKET EXPENSES AND OTHER CHARGES

In addition, SIS shall be entitled to be reimbursed for out-of-pocket expenses, including, but not limited to media (statements, confirms, tax forms), NSCC fees, communications, postage and delivery services, reproduction and record storage and retention expenses.

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